UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 2, 2013
Date of Report
(Date of earliest event reported)

Access National Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-49929	82-0545425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Robert Fulton Drive, Suite 300, Reston, VA 20191
(Address of principal executive offices) (Zip Code)

(703) 871-2100
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

Closing of Mortgage Production Branch

On April 2, 2013, the Access National Corporation (Corporation) Board of Directors was notified of management’s decision to close its Mortgage Production Branch (Branch) located in Denver, Colorado.  The Branch will cease taking loan applications during April 2013 with all obligations and activities terminated as of April 30, 2013.  During 2012, the Denver office originated $434 million of loans almost exclusively under FHA and VA Streamline Refinance Programs.  As such, this event is considered an asset disposition under Item 2.01 of Form 8-K as the effects of the Branch closure exceed 20% of the Corporation’s consolidated income before income tax as reported for the year ended December 31, 2012.

In order to evaluate the impact of this change on the overall Corporation’s financial performance, condensed consolidated pro forma financial statements are presented in Exhibit 99.1.  The pro forma information provided in Exhibit 99.1 is presenting results as if the Branch, which is closing in 2013, had not been in existence in 2012.  The adjustment for Branch closure does not reflect indirect overhead reductions management plans to make on a go-forward basis.

Certain selected financial data comparisons between the as reported information and the pro forma information as detailed in Exhibit 99.1 are further detailed in Exhibit 99.2.

The closure is expected to reduce mortgage banking revenue in the current quarter and future periods.  Management does not expect to incur any operating losses associated with the closure process and expects the continuing mortgage segment to be a profitable and meaningful contributor to consolidated earnings.

Item 9.01  Financial Statements and Exhibits

(a)  Not applicable

(b)  Pro forma financial information

In connection with the closure of the Branch as detailed in Item 2.01, attached hereto as Exhibit 99.1 are the pro forma condensed consolidated balance sheet at December 31, 2012 and the condensed consolidated statement of income for the year ended December 31, 2012.

(c)  Not applicable

(d)  Exhibits

In connection with the closure of the Branch as detailed in Item 2.01, attached hereto as Exhibit 99.2 are certain selected financial data comparisons between the as reported information and the pro forma information as displayed in Exhibit 99.1.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS NATIONAL CORPORATION
(Registrant)

Date: April 4, 2013	By:	/s/ Michael W. Clarke
	Name:	Michael W. Clarke
	Title:	President & Chief Executive Officer